EXHIBIT 10.4

MONTPELIER RE HOLDINGS LTD.
SEVERANCE PLAN

Preamble

     This Plan is established to provide severance benefits to certain executives of the Company in the event of a termination of employment in connection with a Change in Control.

ARTICLE I.
DEFINITIONS

     1.1. Act shall mean The Employment Act 2000.

     1.2. Cause shall have the same meaning as set forth in Article 8 of the Montpelier Long-Term Incentive Plan.

     1.3. Change in Control shall have the same meaning as set forth in Article 10 of the Montpelier Long-Term Incentive Plan.

     1.4. Code shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

     1.5. Committee shall mean the Compensation and Nominating Committee of the Company, or such other committee having responsibility for executive compensation, as appointed by the Board of Directors of the Company.

     1.6. Company shall mean Montpelier Re Holdings Ltd., its subsidiaries and affiliates, successors and assigns, as well as any other corporation, partnership, or other type of business entity into which the Company may be merged, consolidated or otherwise combined.

     1.7. Constructive Termination shall have the same meaning as set forth in Article 9 of the Montpelier Long-Term Incentive Plan.

     1.8. Effective Date shall mean January 1, 2005.

     1.9. Executive shall mean each such executive officer of the Company as the Committee in its discretion may deem eligible to participate in the Plan from time to time.

     1.10. Group A Benefits means severance benefits calculated pursuant to Section 2.2(a) of the Plan.

     1.11. Group B Benefits means severance benefits calculated pursuant to Section 2.2(b) of the Plan.

     1.12. Plan means the Montpelier Re Holdings Ltd. Severance Plan.

     1.13. Salary shall mean the Executive’s annual rate of base pay, provided however, that none of the following shall be included as base pay: reimbursement or other expense allowances; fringe benefits (cash and non-cash); moving expenses; deferred compensation; welfare benefits; incentive or bonus payments; housing/accommodation allowances; pension contributions; and any other payments which are not part of an Executive’s base pay, as determined by the Committee in its sole discretion. Notwithstanding the above, the Executive’s Salary shall be determined without regard to whether a portion of an Executive’s Salary is contributed or deferred under any plan of the Company or is not includable in the gross income of the Executive under Code §§ 125, 402(e)(3), or 402(h).

     1.14. Service Agreement means the Service Agreement entered into between the Executive and the Company.

     1.15. Severance Date means the date the Executive’s employment with the Company terminates pursuant to Section 2.1(a) of the Plan.

ARTICLE II.
SEVERANCE BENEFIT

     2.1. Entitlement to Severance Benefits. Notwithstanding any language contained in an Executive’s Service Agreement to the contrary, on and after the Effective Date, each Executive shall be entitled to benefits pursuant to this Article II, provided:

          (a) such Executive’s employment with the Company is terminated in a manner which would entitle the Executive to Change in Control benefits under Article 10 of the Montpelier Long-Term Incentive Plan; and

          (b) the Executive complies with Section 2.3 of the Plan.

     2.2. Severance Benefit. The Committee shall, in its sole discretion, determine whether an Executive shall receive Group A Benefits (“Group A Executive”) or Group B Benefits (“Group B Executive”).

          (a) Group A Benefits. Subject to the provisions of Section 2.3 of the Plan, within thirty (30) business days after the occurrence of a Group A Executive’s termination of employment described in Section 2.1(a) of the Plan, the Company shall pay to such Executive a lump sum cash payment equal to the product of three (3) times the sum of:

     (i) the Executive’s Salary at the greater of: (1) the annual rate in effect on the Executive’s Severance Date, or (2) the annual rate in effect on the date of the Change in Control; plus

     (ii) the Executive’s highest annual bonus paid in the three (3) years completed prior to the year containing the Executive’s Severance Date.

          (b) Group B Benefits. Subject to the provisions of Section 2.3 of the Plan, within thirty (30) business days after the occurrence of a Group B Executive’s termination of employment described in Section 2.1(a) of the Plan, the Company shall pay to such Executive a lump sum cash payment equal to the product of two (2) times the sum of:

     (i) the Executive’s Salary at the greater of: (1) the annual rate in effect on the Executive’s Severance Date, or (2) the annual rate in effect on the date of the Change in Control; plus

     (ii) the Executive’s highest annual bonus paid in the three (3) years completed prior to the year containing the Executive’s Severance Date.

          (c) Certain Reductions Disregarded. For purposes of determining an Executive’s Salary and target bonus opportunity under this Section 2.2, any reduction in Salary or target bonus opportunity that would constitute a Constructive Termination shall be deemed not to have occurred.

          (d) Payment in Lieu of Service Agreement. The payment of benefits pursuant to this Article II shall be in lieu of any salary continuation payments to which the Executive might otherwise be entitled to receive under Section 10 of such Executive’s Service Agreement.

          (e) Withholding. Payment of Severance Benefits to an Executive shall be subject to any applicable withholding requirements for state, payroll tax, hospital levy, local and federal income taxes and Social Security taxes.

     2.3. Conditions on Payment of Severance Benefit.

          (a) Requirement of Separation Agreement and General Release. Payment of a Severance Benefit shall be subject to and conditioned upon the Executive’s execution of a Separation Agreement and General Release (the “Separation Document”) under which the Executive agrees to a general release of all claims against the Company. The Committee shall have complete discretion to determine the form of release which must be executed, provided however, that, except as otherwise provided in the Plan, the release shall not include a waiver of the right to payment of any vested, non-forfeitable benefits to which the Executive (or his or her beneficiary) may be entitled under any plan or arrangement of the Company which have accrued as of the Severance Date.

          (b) Timely Execution Required. An Executive will have a period of sixty (60) days from his or her Severance Date to execute the Separation Document. If the Separation Document is not in effect within the time mentioned above, the Executive shall not receive a benefit; provided, however, in the event that good faith negotiations are occurring between the Executive and the Committee regarding the Separation Document, the Committee may, in its sole discretion, extend the time period required by this Section. Any such extension by the Committee shall be in writing and shall indicate a new expiration date by which a Separation Document must be in effect. Subsequent extensions by the Committee are also possible; provided, however, in no event shall the time available under this subsection exceed one year following the Severance Date.

     2.4. Payment of Severance Benefits on Death of Executive. In the event of the death of the Executive after becoming entitled to, but prior to the payment of, a Severance Benefit, the Severance Benefit shall be paid to the estate of the Executive in accordance with applicable laws, and such payment shall be a complete discharge to the Company, the Committee and this Plan of the obligation to provide such Severance Benefit.

ARTICLE III.
ADMINISTRATION OF PLAN

     3.1. Allocation of Responsibility. The Plan shall be administered by the Committee. The Committee shall be authorized to interpret the Plan and to establish, amend and rescind any rules and regulations relating to the Plan and to make any other determinations that it believes necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems desirable to carry it into effect. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee.

     3.2. Insurance and Indemnity.

          (a) Insurance. The Company, in its discretion, may obtain a policy(ies) of insurance, insuring any individual to whom fiduciary responsibility with respect to the Plan has been delegated against any and all costs and liabilities (including attorneys’ fees) incurred as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan and any applicable law.

          (b) Indemnity. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

ARTICLE IV.
AMENDMENT, TERMINATION, MERGER, CONSOLIDATION AND
ADOPTION

     4.1. Right to Amend Plan. This Plan may be amended and/or terminated by the Board of Directors of Montpelier Re Holdings Ltd. at any time; provided, however, that no such amendment and/or termination shall adversely affect any Severance Benefit to which an Executive has become entitled prior to such amendment and/or termination without the written consent of such Executive.

     4.2. Section 3.2. Section 3.2 shall survive any termination of the Plan and this Section shall not be amended except to increase the indemnification and/or insurance of the individuals appointed to the Committee.

     4.3. Merger, Consolidation, or Assignment of Obligation. This Plan may be merged or consolidated with any other plan subject to treating such merger or consolidation as an amendment.

ARTICLE V.
GENERAL PROVISIONS

     5.1. Executive’s Rights to Employment, Etc. Nothing in the Plan shall be construed to give any Executive any rights to continued employment, any legal or equitable right against the Company, or any officer or employee thereof, except as expressly provided.

     5.2. Claims Procedure.

          (a) Filing a Claim. All requests for benefits under the Plan shall be directed to the attention of the Committee in writing.

          (b) Notification of Denial. If the Committee determines that the claimant is not entitled to receive any of the benefits claimed, the claimant shall be informed in writing of the specific reason(s) for the denial within 90 days after the Committee receives the claim unless extended by the Committee by written notice to the claimant (such extension not to exceed an additional 90 days). If the claimant is not notified within the period described above, the claim shall be deemed denied and the claimant may then request review of the denial, subject to the provisions of subsection (c) below.

          (c) Review Procedures. The claimant may, within 60 days after notice of the Committee’s decision, request a review of the decision, and may submit further information to establish his or her rights to such benefits. The Committee shall render its final decision with the specific reasons in writing within 60 days of receipt of claimant’s request for a review, unless special circumstances require a further extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review.

     5.3. Nonalienation or Assignment. None of the benefits under the Plan is subject to the claims of creditors of any Executive, and will not be subject to attachment, garnishment, or any other legal process whatsoever. An Executive may not assign, sell, borrow on, or otherwise encumber any of his or her accrued benefits in the Plan, nor shall any such benefits be in any manner liable for or subject to the deeds, contracts, liabilities, engagements, or torts of any Executive.

     5.4. Applicable Law. This plan shall be administered in Bermuda and its validity, construction, and all rights hereunder shall be governed by the law of Bermuda.

If any provision of the Plan shall be held invalid or unenforceable, the remaining provisions shall continue to be fully effective.

     5.5. Reliance on Records. The Company and each member of the Committee shall be entitled to rely conclusively on opinions and reports furnished by accountants, counsel or other experts employed by the Committee or the Company.

ARTICLE VI.
BENEFIT OBLIGATIONS

     6.1. General Provisions. All obligations to an Executive created under this Plan shall be the sole responsibility, liability and obligation of the Company. No Executive shall have a preferred claim on, or any beneficial ownership interest in, any specific assets of the Company. To the extent that any Executive acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

     6.2. Executive Contributions. No contributions shall be made by any Executive in order to receive Severance Benefits under this Plan.

  IN WITNESS WHEREOF, this Severance Plan has been executed by the appropriate officers of Montpelier Re Holdings, Ltd. to be effective January 1, 2005.

MONTPELIER RE HOLDINGS LTD.

By:	/s/ Anthony Taylor

Title:	President and Chief Executive Officer

Date:	August 27, 2004